EXHIBIT 99.1

Radius Health, Inc.

Fourth Quarter & Full Year 2021 Results

•	Q4 2021 TYMLOS® net revenue of $65 million vs. $60 million in Q4 2020, up 9%
•	This is a record quarter – over 18 quarters – since the launch in May 2017
•	FY 2021 TYMLOS Net Revenue of $219 vs. $208 million in FY 2020, up 5%
•	Net Loss reduced by ~36%: ($70) million FY 2021 vs ($109) million FY 2020
•	Adjusted EBITDA (Non-GAAP) loss reduced by ~56%: ($24) million FY 2021 vs. ($54) million FY 2020
•	FY 2022 financial objectives:
-	$232 million TYMLOS Net Revenue
-	Incorporate seasonality of Net Revenue: ~42% in 1H and ~58% in 2H 2022
-	($5) to $5 million Net Loss
-	$35 to $45 million Company Adjusted EBITDA (Non-GAAP)
•	FY 2022 asset objectives:
-	File abaloparatide male sNDA in Q1 2022 and elacestrant monotherapy NDA in Q2 2022
-	‘Gated’ RAD011 pivotal trial initiations: Prader-Willi syndrome, Angelman syndrome, and Infantile Spasms

Boston, Mass., February 24, 2022 – Radius Health, Inc. (“Radius” or the “Company”) (Nasdaq: RDUS), today reported its financial results for the fourth quarter and full year ended December 31, 2021 and provided key business and financial objectives for 2022.

CEO Kelly Martin provided the following commentary, “2022 is – absolutely – a pivot year for the company. 2021 saw the output around the multi-pronged strategy that had been set forth in 2017/18. Pivotal trial readouts for elacestrant as well as the abaloparatide male indication and the transdermal system provided point in time trial data clarity. The TYMLOS U.S. business improved in terms of productivity and product profitability, and, in the Japan market, which is the one of the largest anabolic markets, TYMLOS was approved.”

Martin added further, “Key elements to the pivot year of 2022 and beyond, including business philosophy and approach, are: (1) return of capital: 100% of all elacestrant proceeds, including net royalties and milestones will go directly to creditors and shareholders through debt paydown, share buy backs and/or dividends, (2) attain and maintain earnings – Cash EPS – on a full year basis, (3) crystalize the value of the previously generated $1.7 billion in NOLs for the company through the P+L, asset sale(s), or both, (4) focus on TYMLOS U.S. business: grow net revenue, improve productivity, patient conversion, and duration on therapy, and (5) prepare RAD011 pivotal trials for advancements recognizing market values recently ascribed to orphan neuro and epilepsy assets.”

Martin concluded by highlighting, “The recent market dislocation for biotechnology and biopharmaceutical company values has been significant. Our view is that capital markets will remain uncertain – for this sector and in terms of values and funding – for the foreseeable future. Within this challenging environment Radius has the opportunity to differentiate itself. Three distinct and valuable assets, $100+ million in cash and a manageable balance sheet, improving margins as well as the prospects of generating cash flow all comprise a strong foundation to create value for shareholders and other stakeholders.”

Q4 2021 FINANCIAL HIGHLIGHTS:

•	TYMLOS Net Revenue: $65 million vs. $60 million in Q4 2020, up 9%
•	Total Net Revenue: $65 million vs. $63 million in Q4 2020, up 4%

FY 2021 FINANCIAL HIGHLIGHTS:

•	TYMLOS Net Revenue: $219 million vs. $208 million in FY 2020, up 5%
•	Total Net Revenue: $230 million vs. $239 million in FY 2020, down 4% due to Menarini payment in 2020
•	Net Loss of ($70) million in FY 2021 vs ($109) million in FY 2021, improvement of $39 million
•	Adjusted EBITDA (Non-GAAP) of ($24) million in FY 2021 vs. ($54) million in FY 2020, improvement of $30 million[1]
•	Diluted EPS (GAAP): ($1.49) in FY 2021 vs. ($2.35) in FY 2020
•	TYMLOS Net Revenue per Commercial employee: $1.6 million vs. $1.1 million in FY 2020, up 47%
•	$112 million of cash, cash equivalents and marketable securities as of December 31, 2021

2022 FINANCIAL OBJECTIVES:

•	$232 million TYMLOS Net Revenue; ~42% in 1H and ~58% in 2H 2022
•	($5) to $5 million Net Loss
•	$35 to $45 million Company Adjusted EBITDA (Non-GAAP)[2]

ASSETS Update:

Abaloparatide

•	TYMLOS U.S. Commercial
o	Net revenue per commercial employee up 47%: $1.6m in FY 2021 vs. $1.1m in FY 2020
o	Four patents listed in the Orange Book: last patent to expire on April 30, 2038
o	Eligible to receive Paragraph IV challenge as of April 28, 2021; no challenges received to date
•	TYMLOS Label
o	Effective 9/20/21: MOA section updated based on evidence TYMLOS helps build new bone
o	Effective 12/22/21: Food and Drug Administration (FDA) removal of boxed warning with an update to the Warnings and Precautions of the potential risk of osteosarcoma
•	ATOM study – males with osteoporosis
o	As previously announced on 10/18/21, the Phase 3 ATOM study met its primary endpoint of change in lumbar spine bone mineral density in males with osteoporosis
o	Supplemental New Drug Application (sNDA) on track for submission to the FDA in Q1 2022 with a 10-month review
•	wearABLe study – abaloparatide transdermal system (abalo-TDS)
o	As previously announced on 12/8/21, abalo-TDS did not demonstrate non-inferiority to TYMLOS in the Phase 3 wearABLe study
o	Spine BMD vs. baseline: abalo-TDS: +7.1% vs. TYMLOS +10.9%, both considered clinically meaningful
o	Based on the detailed data analysis, we have requested a follow up meeting with the FDA
•	International

[1]

Adjusted EBITDA is not calculated or presented in accordance with generally accepted accounting principles in the United States (GAAP). For more information about how we use this non-GAAP financial measures in our business, the limitations of these measures, and a reconciliation of these measures to the most directly comparable GAAP measures, please see "Use of Non-GAAP Financial Measures" and the reconciliation tables that accompany this release.

[2]	Please see "Use of Non-GAAP Financial Measures" and the reconciliation tables that accompany this release.

o	Resubmitted dossier to the European Medicines Agency (EMA) on November 4, 2021
o	Partner Teijin Pharma received approval for abaloparatide acetate in March 2021
o	Partner Paladin Labs Inc. submitted abaloparatide-SC to Health Canada in December 2021
o	Finalizing additional regions

Elacestrant

•

As previously announced on October 20, 2021 EMERALD, a pivotal study evaluating elacestrant in breast cancer, was positive as a monotherapy vs. the standard of care for patients with ER+/HER2- advanced or metastatic breast cancer (mBC), including those with the Estrogen Receptor Mutation (ESR1)

•	The study met both primary endpoints for the overall population as well as the ESR1 mutation subgroup
•	Monotherapy NDA to be submitted to the FDA in Q2 2022
•	Our partner, Menarini Group, plans to test elacestrant in the adjuvant setting, combinations, and metastatic breast cancer that has metastasized to the brain

Neuroscience: RAD011

The work of our neuroscience team is centered around the clinical development of our investigational synthetic cannabidiol oral solution (RAD011), which has potential utilization in multiple orphan neurological disease areas.

We plan to initiate, on a gated basis, three pivotal clinical trials in Prader Willi syndrome (PWS), with the goal of reducing hyperphagia, Angelman syndrome (AS), with the goal of reducing seizures, and Infantile Spasms (IS), with the goal of spasm resolution. RAD011 has been granted Orphan Drug Designation by the FDA for the treatment of PWS, AS, and IS.

We plan to host an R&D day focused on RAD011 in Q2 this year.

Financial Results

Three Months Ended December 31, 2021

Net Loss

For the three months ended December 31, 2021, Radius reported a net loss of $15.6 million, or $0.33 per share, compared to a net loss of $21.4 million, or $0.46 per share, for the three months ended December 31, 2020.

For the three months ended December 31, 2021, Adjusted EBITDA (Non-GAAP), was ($2.4) million, or $0.05 per share, compared to Adjusted EBITDA (Non-GAAP) of ($8.4) million, or $0.18 per share, for the three months ended December 31, 2020.

Revenue

For the three months ended December 31, 2021, TYMLOS net product revenues were $65.1 million compared to $59.9 million for the three months ended December 31, 2020.

For the three months ended December 31, 2021, no license revenue was recognized compared to $2.8 million recognized for the three months ended December 31, 2020.

Costs and Expenses

For the three months ended December 31, 2021, research and development expense was $41.5 million compared to $36.4 million for the three months ended December 31, 2020, an increase of $5.1 million, or 14%. This increase was primarily driven by an increase of $3.0 million in abaloparatide-TD program costs and an increase of $2.9 million in RAD1901 expenses. These increases were offset by a $0.7 million decrease in abaloparatide-SC program costs.

For the three months ended December 31, 2021, selling, general and administrative expenses were $30.0 million compared to $35.8 million for the three months ended December 31, 2020, a decrease of $5.8 million, or 16%. This decrease was primarily the result of a $2.7 million decrease in professional support costs, a decrease of $1.8 million in compensation and travel and entertainment related costs, and a decrease of $1.3 million in other operating costs.

Twelve Months Ended December 31, 2021

Net Loss

For the year ended December 31, 2021, Radius reported a net loss of $70.2 million, or $1.49 per share, compared to a net loss of $109.2 million, or $2.35 per share, for the year ended December 31, 2020.

For the year ended December 31, 2021, Adjusted EBITDA (Non-GAAP), was $23.9 million, or $0.51 per share, compared to Adjusted EBITDA (Non-GAAP) of $53.6 million, or $1.15 per share, for the year ended December 31, 2020.

Revenue

For the year ended December 31, 2021, TYMLOS net product revenues were $219.0 million compared to $208.4 million for the year ended December 31, 2020.

For the year ended December 31, 2021, license revenue was $11.0 million compared to $30.3 million recognized for the year ended December 31, 2020.

Costs and Expenses

For the year ended December 31, 2021, research and development expense was $134.6 million, as compared to $159.7 million for the year ended December 31, 2020, a decrease of $25.1 million, or 16%. This decrease was primarily a result of by a decrease of $18.7 million in abaloparatide-TD program costs, a $6.6 million decrease in RAD011 program costs, a decrease of $1.4 million in RAD140 expenses, a $5.0 million decrease in compensation expense, which is comprised of a $1.6 million decrease in compensation expense related to headcount, $0.5 million decrease in stock compensation and $2.9 million of billed reimbursable expenses, and a $19.8 million decrease in elacestrant program costs, which is comprised of a $10.2 million decrease in gross program expenses as well as an increase of $9.6 million in billed reimbursable expenses that offset these expenses. These decreases were offset by a $10.2 million increase in abaloparatide-SC program costs and a $7.2 million increase in professional fees and other expenses.

For the year ended December 31, 2021, selling, general, and administrative expense was $130.5 million, as compared to $144.2 million for the year ended December 31, 2020, a decrease of $13.6 million, or 9%. This decrease was primarily due to a $0.3 million decrease in professional fees related to commercial operations and general and administrative activities, a $10.1 million decrease in compensation and travel entertainment costs, and a $3.2 million decrease in other operating costs including impairment on leases, depreciation and amortization, and loss on fixed asset disposals.

Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$111,533	$91,436
Restricted cash	567	567
Marketable securities	-	23,280
Accounts receivable, net	23,355	20,310
Inventory	11,373	9,174
Prepaid expenses	10,050	13,279
Other current assets	16,201	22,502
Total current assets	173,079	180,548
Property and equipment, net	647	796
Intangible assets	4,986	5,785
Right of use assets - operating leases	835	3,933
Other assets	1,995	520
Total assets	$181,542	$191,582

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$17,625	$9,925
Accrued expenses and other current liabilities	76,549	59,758
Deferred revenue	-	1,000
Operating lease liability, current	613	2,490
Total current liabilities	94,787	73,173

Convertible notes payable	190,479	213,645
Term loan	148,265	24,905
Operating lease liability, long term	315	3,518
Total liabilities	433,846	315,241

Stockholders’ equity (deficit):
Common stock, $.0001 par value; 200,000,000 shares authorized, 47,359,973 shares and 46,779,479 shares issued and outstanding at December 31, 2021 and 2020, respectively	5	5
Additional paid-in-capital	1,115,672	1,222,137
Accumulated other comprehensive income	-	21
Accumulated deficit	(1,367,981)	(1,345,822)
Total stockholders’ equity (deficit)	(252,304)	(123,659)
Total liabilities and stockholders’ equity (deficit)	$181,542	$191,582

Consolidated Statement of Operations and Comprehensive Loss

(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

REVENUES:
Product revenue, net	$65,105	$59,947	$218,973	$208,395
License Revenue	-	2,836	11,000	30,250
Total revenue	65,105	62,783	229,973	238,645
OPERATING EXPENSES:
Cost of sales - product	5,160	4,633	18,352	16,403
Cost of sales - intangible amortization	198	198	798	798
Research and development, net of amounts reimbursable (a)	41,498	36,372	134,626	159,712
Selling, general, and administrative	30,018	35,798	130,514	144,154
Loss from operations	(11,769)	(14,218)	(54,317)	(82,422)
OTHER INCOME (EXPENSE):
Other income (expense)	351	(68)	361	(212)
Interest expense	(4,171)	(7,230)	(18,255)	(27,977)
Interest income	5	131	75	1,403
Gain on extinguishment of debt	-	-	1,960	-
NET LOSS	$(15,584)	$(21,385)	$(70,176)	$(109,208)
OTHER COMPREHENSIVE LOSS:
Unrealized gain (loss) from available-for-sale debt securities	-	(61)	(21)	18
COMPREHENSIVE LOSS	$(15,584)	$(21,446)	$(70,197)	$(109,190)
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS - BASIC AND DILUTED:	$(15,584)	$(21,385)	$(70,176)	$(109,208)
LOSS PER SHARE:
Basic and diluted	$(0.33)	$(0.46)	$(1.49)	$(2.35)
WEIGHTED AVERAGE SHARES:
Basic and diluted	47,330,933	46,650,694	47,216,754	46,459,366

(a) Amounts reimbursable for the three and twelve months ended December 31, 2021 were $7.1 million and $51.5 million, respectively and $23.9 and $39.3 for the three and twelve months ended December 31, 2020.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited amounts in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net loss reconciliation:
GAAP net loss	$(15,584)	$(21,385)	$(70,176)	$(109,208)
Intangible amortization	198	198	798	798
Stock-based compensation expense	5,588	4,879	22,785	24,698
Restructuring charges	3,553	-	3,553	-
Depreciation	40	(126)	177	895
Interest expense, net	4,166	7,099	18,180	26,574
Gain on extinguishment of debt	-	-	(1,960)	-
Debt refinancing charge	-	-	3,143	-
Operating Lease Impairment	-	900	-	2,410
Other	(351)	68	(361)	212
Adjusted EBITDA	$(2,390)	$(8,367)	$(23,861)	$(53,621)

Reconciliation of diluted loss per share:
GAAP loss per share	$(0.33)	$(0.46)	$(1.49)	$(2.35)
Intangible amortization	0.01	0.01	0.02	0.02
Stock-based compensation expense	0.12	0.10	0.48	0.53
Restructuring charges	0.08	-	0.08	-
Depreciation	-	(0.00)	-	0.02
Non-cash interest	0.09	0.15	0.39	0.57
Gain on extinguishment of debt	-	-	(0.04)	-
Debt refinancing charge	-	-	0.07	-
Operating Lease Impairment	-	0.02	-	0.05
Other	(0.01)	0.00	(0.01)	0.00
Adjusted EBITDA per share	$(0.05)	$(0.18)	$(0.51)	$(1.15)

Reconciliation of shares used in loss per share calculation:
GAAP shares used in loss per share	47,330,933	46,650,694	47,216,754	46,459,366
Non-GAAP dilutive share adjustments	-	-	-	-
Non-GAAP shares used in earnings (loss) per share	47,330,933	46,650,694	47,216,754	46,459,366

Webcast and Conference Call

In connection with today’s reporting of Fourth Quarter and Full Year 2021 Financial Results, Radius will host a conference call and live audio webcast at 8:30 a.m. ET today, February 24, 2022, to review the commercial, research and development, and financial highlights and provide a Company update.

Conference Call Information:

Date: February 24, 2022

Time: 8:30 a.m. ET

Domestic Dial-In Number: 1 (866) 323-7965

International Dial-In Number: 1 (346) 406-0961
Conference ID: 7696052
Webcast Link: https://edge.media-server.com/mmc/p/syvxxq83

A live audio webcast of the call can be accessed from the Investors section of the Company’s website, www.radiuspharm.com. The full text of the announcement and financial results will also be available on the Company’s website.

A replay of the conference call will be available on February 24 at 11:30 a.m. ET and the audio webcast of the call will be archived on the Company's website for ninety days. To access the replay, dial (855) 859-2056 or (404) 537-3406 for International, using conference ID number 7696052. The live audio webcast of the call can be accessed from the Investors section of the Company’s website, https://ir.radiuspharm.com/events-and-presentations. The full text of the announcement and financial results will also be available on the Company’s website.

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), we use the following non-GAAP financial measures in this press release: Adjusted EBITDA and Adjusted EBITDA per share. The Company defines adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that management does not consider in its evaluation of ongoing performance of the Company’s core operations. These items include stock-based compensation expense and other one-time expenses. These non-GAAP financial measures exclude certain amounts or expenses from the corresponding financial measures determined in accordance with GAAP. Management believes this non-GAAP information is useful for investors, taken in conjunction with Radius’ GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Radius’ operating performance and can enhance investors’ ability to identify operating trends in our business. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Radius’ operating results as reported under GAAP, not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures for the three and twelve months ended December 31, 2021 and 2020 are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

This release includes forward-looking guidance for adjusted EBITDA. The Company is not able to provide, without unreasonable effort, a reconciliation of the guidance for adjusted EBITDA to the most directly comparable GAAP measure because the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments included in the most directly comparable GAAP measure that would be necessary for such reconciliations, including (a) one-time items or other expenses that we do not believe are indicative of our ongoing operations. These adjustments are inherently variable and uncertain and depend on various factors that are beyond our control and as a result we are also unable to predict their probable significance. Therefore, because management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results in accordance with GAAP, it is unable to provide a reconciliation of the non-GAAP measures included in its 2022 guidance.

About Radius

Radius is a global biopharmaceutical company focused on addressing unmet medical needs in the areas of bone health, orphan diseases, and oncology. Radius’ lead product, TYMLOS® (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. The Radius clinical pipeline includes investigational abaloparatide injection for potential use in the treatment of men with osteoporosis; an investigational abaloparatide transdermal system for potential use in the treatment of postmenopausal women with osteoporosis; the investigational drug, elacestrant (RAD1901), for potential use in the treatment of hormone-receptor positive breast cancer out-licensed to Menarini Group; and the investigational drug RAD011, a synthetic cannabidiol oral solution with potential utilization in multiple endocrine, neurological, and metabolic orphan diseases, initially targeting Prader-Willi syndrome, Angelman syndrome, and Infantile Spasms.

About TYMLOS (abaloparatide) injection
TYMLOS (abaloparatide) injection was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture defined as history of osteoporotic fracture, multiple risk factors for fracture, or patients who have failed or are intolerant to other available osteoporosis therapy.

About ATOM Phase 3 Study

The ATOM Phase 3 study is a randomized, double-blind, placebo-controlled study to assess efficacy and safety of abaloparatide injection in 228 men with osteoporosis. The primary endpoint is change in lumbar spine BMD at 12 months compared with placebo, and it is expected to form the basis of a supplemental NDA seeking to expand the use of TYMLOS to treat men with osteoporosis at high risk for fracture.

About the Abaloparatide Transdermal System and wearABLe Phase 3 Study

The abaloparatide transdermal system was developed in a collaboration between Radius and Kindeva Drug Delivery (“Kindeva”) (formerly 3M Drug Delivery Systems) with the application of Kindeva’s innovative microstructured transdermal system technology. The wearABLe study is a pivotal, randomized, open label, active-controlled, bone mineral density (“BMD”) non-inferiority bridging study to evaluate the efficacy and safety of abaloparatide transdermal system versus TYMLOS (abaloparatide) injection in approximately 500 patients with postmenopausal osteoporosis at high risk for fracture. The primary endpoint of the study is the percentage change in lumbar spine BMD at 12 months.

About Elacestrant (RAD1901) and EMERALD Phase 3 Study

Elacestrant is a selective estrogen receptor degrader (SERD), out-licensed to Menarini Group, which is being evaluated for potential use as a once daily oral treatment in patients with ER+/ HER2- advanced breast cancer. Studies completed prior to EMERALD indicate that the compound has the potential for use as a single agent or in combination with other therapies for the treatment of breast cancer. The EMERALD Phase 3 trial is a randomized, open label, active-controlled study evaluating elacestrant as second- or third-line monotherapy in ER+/HER2- advanced/metastatic breast cancer patients. The study has enrolled 466 patients who have received prior treatment with one or two lines of endocrine therapy, including a cyclin-dependent kinase (CDK) 4/6 inhibitor. Patients in the study were randomized to receive either elacestrant or the investigator’s choice of an approved hormonal agent. The primary endpoint of the study is progression-free survival (PFS) in the overall patient population and in patients with estrogen receptor 1 gene (ESR1) mutations. Secondary endpoints include evaluation of overall survival (OS), objective response rate (ORR), and duration of response (DOR).

About RAD011

Investigational drug RAD011 is a pharmaceutical-grade synthetic cannabidiol oral solution, manufactured utilizing traditional pharmaceutical manufacturing processes. The product has purity specifications that meet standardized regulatory and quality control requirements and, compared to the process of developing a plant-derived product, the synthetic manufacturing process usually enables increased consistency and greater precision in the product supply. RAD011 has been assessed in over 125 patients across multiple indications and has potential utilization in multiple endocrine, neurological, and metabolic orphan diseases. Radius anticipates initiating a seamless pivotal Phase 2/3 study for patients with Prader-Willi syndrome in the first quarter of 2022 as well as pivotal studies for patients with Angelman syndrome and Infantile Spasms.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations with respect to the continued commercialization of TYMLOS in the U.S.; clinical trials, studies, results and other regulatory submissions and initiatives of Radius and our partners; our goals for the development and commercialization of our products and product candidates; and our use of proceeds from our license agreement with Menarini.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the adverse impact the ongoing COVID-19 pandemic is having and is expected to continue to have on our business, financial condition and results of operations, including our commercial operations and sales, clinical trials, preclinical studies, and employees; quarterly fluctuation in our financial results; our dependence on the success of TYMLOS, and our inability to ensure that TYMLOS will obtain regulatory approval outside the U.S. or be successfully commercialized in any market in which it is approved, including as a result of risk related to coverage, pricing and reimbursement; risks related to competitive products; risks related to our ability to successfully enter into collaboration, partnership, license or similar agreements; risks related to clinical trials, including our reliance on third parties to conduct key portions of our clinical trials and uncertainty that the results of those trials will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates or during commercialization, if approved; risks related to manufacturing, supply and distribution; and the risk of litigation or other challenges regarding our intellectual property rights. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2021 and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Relations Contact:
Ethan Holdaway
Email: investor-relations@radiuspharm.com
Phone: (617) 583-2017